Exhibit 15.1

To the Stockholders and Board of Directors of Coronado Global Resources Inc.

We are aware of the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Coronado Global Resources Inc. Employee Stock Purchase Plan, of our reports dated May 8, 2023, August 7, 2023 and November 8, 2023, relating to the unaudited condensed consolidated interim financial statements of Coronado Global Resources Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, respectively.

Yours sincerely

/s/ Ernst & Young

Brisbane, Australia
November 27, 2023